UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 11, 2016 (February 5, 2016)

Commission File Number: 0-24260

Amedisys, Inc.

(Exact Name of Registrant as specified in its Charter)

Delaware	11-3131700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5959 S. Sherwood Forest Blvd., Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 292-2031 or (800) 467-2662

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On February 5, 2016, Amedisys, Inc. (we or the “Company”) entered into an Equity Purchase Agreement (the “Agreement”) with Michael Trigilio, as Seller, to acquire all of the issued and outstanding equity interests in (i) Associated Home Care, Inc. (“AHC”) and (ii) Elder Home Options, LLC (“EHO,” and, together with AHC, the “Acquired Companies”), for a base purchase price of $28.0 million in cash, subject to customary purchase price adjustments at closing for working capital, cash indebtedness and transaction expenses.

AHC, founded in 1991, is a provider of private duty services in the Greater Boston, Massachusetts area. Its 1,500 employees deliver care to 5,000 seniors daily in homes throughout Eastern, Central, and Southern Massachusetts. AHC’s corporate location is in North Andover, Massachusetts and maintains branch offices in Beverly, Boston, Burlington, Leominster, Marblehead, Middleboro, Springfield, Worcester and Fall River, Massachusetts. Mr. Trigilio, along with his management team, will continue to lead AHC, and Mr. Trigilio will oversee the Company’s new Personal Care Division.

As additional consideration for the sale of the Acquired Companies, Mr. Trigilio shall be eligible, on a contingent basis, to receive payments (each a “Contingent Payment”) based on the achievement by the Acquired Companies of identified minimum EBITDA thresholds for five measurement periods ending on each of the first through fifth anniversaries of the closing date. If the Acquired Companies’ EBITDA exceeds the minimum EBITDA target for the then-applicable measurement period, Mr. Trigilio will be eligible to receive a Contingent Payment in accordance with a formula stated within the Agreement. Mr. Trigilio’s ability to receive such payments is linked to employment status, and the total number of payments made over the five-year measurement period shall not exceed $10.1 million in the aggregate (prior to any withholdings required by law and to be reported as compensation by Mr. Trigilio). Should the full $10.1 million in Contingent Payments be earned at the end of the final measurement period, the total consideration received by Mr. Trigilio will equal approximately five times adjusted EBITDA.

For purposes of the Contingent Payment calculations, “EBITDA” means, for the applicable measurement period, the net income before interest expense, tax expense, depreciation expense and amortization expense of the Acquired Companies and their subsidiaries, on a combined basis, calculated in accordance with GAAP and subject to certain adjustments, as further described in the Agreement.

The transaction is subject to customary closing conditions, including receipt of certain regulatory approvals. Other than the Agreement, there is no known relationship between us or any of our affiliates, and any of Mr. Trigilio, AHC or EHO. The parties expect to close the transaction on March 1, 2016.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure

On February 11, 2016, the Company issued a press release titled “Amedisys Announces Definitive Agreement to Acquire Associated Home Care,” a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Section 9 - Financial Statements and Exhibits

Item 9.01.     Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated February 11, 2016 titled “Amedisys Announces Definitive Agreement to Acquire Associated Home Care” (furnished only)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDISYS, INC.

By:	/S/ Paul B. Kusserow
Paul B. Kusserow
President and Chief Executive Officer

DATE:	February 11, 2016

Exhibit Index

99.1	Press Release dated February 11, 2016 titled “Amedisys Announces Definitive Agreement to Acquire Associated Home Care” (furnished only)